SECOND AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

MORNINGSTAR FUNDS TRUST

This Second Amended and Restated Expense Limitation Agreement (the “Agreement’’) is made as of the 21 day of June, 2023 by and between Morningstar Funds Trust, a Delaware statutory trust (the “Trust’’), on behalf of each of its series listed on Schedule A, as such may be amended from time to time (each, a “Fund” and, collectively, the “Funds”), and Morningstar Investment Management LLC, a Delaware corporation (“MIM”).

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act’’) and MIM is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust includes the Funds identified on Schedule A (as it may be amended from time to time); and

WHEREAS, MIM entered into an Investment Advisory Agreement with the Trust, dated April 30, 2018 (the “Advisory Agreement’’), pursuant to which MIM provides, or arranges for the provision of, investment advisory and management services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund; and

WHEREAS, the Trust and MIM have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund to the amount provided for each Fund on Schedule A hereto, as may be amended from time to time;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

l. Expense Waiver and Expense Assumption by Morningstar. MIM hereby agrees to waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, to the extent necessary to ensure that the Total Annual Fund Operating Expenses (excluding taxes, interest, brokerage commissions, and trading costs, Acquired Fund Fees and Expenses (as such term is defined in Form N-1A), short sale dividend and interest expenses, litigation, and extraordinary expenses) do not exceed a specified percentage of the annual percentage of the average daily net assets of the Fund, as indicated on Schedule A to this Agreement.

2. Duty of Fund to Reimburse. No Fund shall be required to reimburse MIM for fees waived or fees assumed by MIM in accordance with this Agreement.

3. Assignment. No assignment of this Agreement shall be made by MIM without the prior consent of the Trust.

4. Duration and Termination. This Agreement shall be effective as to each Fund on the date set forth in Schedule A through the termination date in Schedule A and shall continue in effect from year to year thereafter upon mutual agreement of the Trust and MIM. This Agreement may be terminated or amended to increase an expense limitation only upon mutual agreement between the Trust and MIM. This Agreement shall automatically terminate upon the termination of the Advisory Agreement between MIM and the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MORNINGSTAR FUNDS TRUST		MORNINGSTAR INVESTMENT MANAGEMENT LLC

By:		By:
Name:	Scott Schilling	Name:	Daniel Needham
Title:	CCO and Secretary	Title:	Co-President

SCHEDULE A

Fund	Expense Limit*	Effective Date	Termination Date
Morningstar Alternatives Fund	1.16%	September 1, 2024	August 31, 2025
Morningstar Defensive Bond Fund	0.48%	September 1, 2024	August 31, 2025
Morningstar Global Income Fund	0.73%	September 1, 2024	August 31, 2025
Morningstar Global Opportunistic Equity Fund	0.84%	September 1, 2024	August 31, 2025
Morningstar International Equity Fund	0.99%	September 1, 2024	August 31, 2025
Morningstar Multisector Bond Fund	0.79%	September 1, 2024	August 31, 2025
Morningstar Municipal Bond Fund	0.58%	September 1, 2024	August 31, 2025
Morningstar Total Return Bond Fund	0.53%	September 1, 2024	August 31, 2025
Morningstar U.S. Equity Fund	0.84%	September 1, 2024	August 31, 2025

*	As an annual percentage of the Fund’s average daily net assets.